FOR RELEASE DECEMBER 19, 2005 AT 7:30 a.m. EST

Contacts:
For Palatin Technologies:	For Institutional Investors and Media:
Stephen T. Wills, CPA, MST	Carney Duntsch
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cduntsch@burnsmc.com

Palatin Technologies, Inc. Announces Voluntary Suspension of Sales, Marketing and Distribution of NeutroSpec®

CRANBURY, NJ – December 19, 2005 – Palatin Technologies, Inc. (AMEX: PTN) announced today that, as a result of safety concerns recently raised in connection with the use of NeutroSpec® diagnostic imaging agent kits for the preparation of Technetium (99m Tc) fanolesomab, identified during routine pharmacovigilance, Palatin and Tyco Healthcare Mallinckrodt have decided to voluntarily suspend the sales, marketing and distribution of NeutroSpec and recall all existing customer inventories of this product. Palatin and Mallinckrodt acted at the request of the U.S. Food and Drug Administration (FDA). NeutroSpec, the only diagnostic agent approved for imaging equivocal appendicitis, was approved for marketing by the FDA on July 6, 2004.

The companies previously reported to the FDA the occurrence of several serious adverse events, including two deaths, involving patients with severe underlying cardiopulmonary compromise who received NeutroSpec for off-label uses. As a result of these events, Palatin and Mallinckrodt proposed revised labeling for NeutroSpec to the FDA. The companies also distributed a Dear Healthcare Provider letter on November 30, 2005 to provide the medical community with information about the safe use of NeutroSpec.

At a meeting with the FDA on December 15, the FDA informed the companies that it had reconsidered the risk/benefit assessment of NeutroSpec and determined that the product should not be administered to patients, until a further understanding and review of the relationship between NeutroSpec and reported serious adverse events is complete. Although the companies believe that these safety concerns could potentially be addressed in other ways, they have agreed to voluntarily take the actions requested by the FDA. Palatin and Mallinckrodt will immediately take steps to inform the medical community of this decision.

The FDA also stated that they would convene an Advisory Panel early next year to discuss the use of NeutroSpec with additional safeguards, and evidence needed to continue use of the product for equivocal appendicitis, as well as plans for other indications, most notably being osteomyelitis.

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Palatin and Mallinckrodt are reviewing data and assessing approaches for understanding the relationship between NeutroSpec use and the observed serious adverse events. No final decisions concerning future activities involving NeutroSpec have been made by Palatin or Mallinckrodt.

Since it was introduced to the marketplace in September 2004, NeutroSpec net sales to customers, through September 30, 2005, totaled $9.8 million, of which Palatin received royalty payments of $2.5 million and product transfer sales of $2.5 million from its marketing partner, Tyco Healthcare Mallinckrodt. For the quarter ended September 30, 2005, NeutroSpec net sales to customers totaled $3.7 million, of which Palatin received royalty payments of $0.9 million and no product transfer sales.

Palatin will hold a conference call and webcast on December 19, 2005 at 9:00 a.m. EST to discuss this matter:

Schedule for the Press Release & Conference Call/Webcast

•	NeutroSpec Voluntary Recall Press Release	12/19/05 at 7:30 a.m. EST

•	Conference Call - Live	12/19/05 at 9:00 a.m. EST
	Domestic Dial-In Number	1-800-817-4887
	International Dial-In Number	1-913-981-5540

•	Confirmation Code	5491527

•	Webcast Live	www.palatin.com

About NeutroSpec®

NeutroSpec® is Palatin’s proprietary radiolabeled monoclonal antibody imaging agent for the diagnosis of equivocal appendicitis. NeutroSpec is marketed and distributed by Palatin’s strategic collaboration partner, Tyco Healthcare Mallinckrodt, a business unit of Tyco Healthcare. NeutroSpec includes a technetium-labeled anti-CD 15 monoclonal antibody which selectively binds to a type of white blood cell, neutrophils, involved in the immune response. When injected into the blood stream, the antibody binds to neutrophils present at the infection site, labeling these cells with a radioactive tracer. As a result, physicians can rapidly image and detect infection using a gamma camera, a common piece of hospital equipment that records radioactivity.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company developing melanocortin-based therapeutics. The Company has a pipeline of product candidates in development. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has formed partnerships with Tyco Healthcare Mallinckrodt and King Pharmaceuticals. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

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Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on its partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date on this press release.

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